SCHEDULE 14A INFORMATION

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IXYS Corporation

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IXYS CORPORATION
3540 Bassett Street
Santa Clara, CA 95054-2704
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 31, 2005
To The Stockholders Of IXYS Corporation:
      Notice Is Hereby Given that the Annual Meeting of Stockholders of IXYS Corporation, a Delaware corporation (the “Company”), will be held on Thursday, March 31, 2005 at 10:00 a.m. local time at 3540 Bassett Street, Santa Clara, California 95054 for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected;

2.	To ratify the selection of BDO Seidman, LLP as independent auditors of the Company for its fiscal year ending March 31, 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
      The Board of Directors has fixed the close of business on March 1, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Uzi Sasson
Secretary
Santa Clara, California
March 9, 2005
      All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 31, 2005
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS March 31, 2005
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 Election of Directors
PROPOSAL 2 Ratification of Selection of Independent Auditors
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND LAST FISCAL YEAR-END OPTION VALUES
EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(2)
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS
PERFORMANCE MEASUREMENT COMPARISON(3)
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
APPENDIX A

IXYS CORPORATION
3540 Bassett Street
Santa Clara, CA 95054-2704
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
March 31, 2005
INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of IXYS Corporation, a Delaware corporation (“IXYS” or the “Company”), for use at the Annual Meeting of Stockholders to be held on March 31, 2005, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3540 Bassett Street, Santa Clara, California 95054. The Company intends to mail this proxy statement and accompanying proxy card on or about March 9, 2005 to all stockholders entitled to vote at the Annual Meeting.
Solicitation
      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, electronic mail or personal solicitation by directors, officers or other regular employees of the Company and by Mellon Investor Services LLC. No additional compensation will be paid to directors, officers or other regular employees for such services, but Mellon Investor Services LLC will be paid $4,500 plus out-of-pocket expenses if it solicits proxies.
Voting Rights and Outstanding Shares
      Only holders of record of Common Stock at the close of business on March  1, 2005 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 1, 2005 the Company had outstanding and entitled to vote 33,303,394 shares of Common Stock.
      Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of stock entitled to vote are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes (a “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards a quorum and will be counted towards the vote total for each proposal, with an abstention having the same effect as “Against” votes. Broker non-votes will be counted towards a quorum but will have no effect and will not be counted towards the vote total for any proposal.

Revocability of Proxies
      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 3540 Bassett Street, Santa Clara, California 95054-2704, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.
Stockholder Proposals
      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s Annual Meeting of Stockholders following the fiscal year ended March 31, 2005 is November 10, 2005. Stockholder proposals should be submitted to Uzi Sasson, Secretary, IXYS Corporation, 3540 Bassett Street, Santa Clara, CA 95054-2704. Stockholders wishing to submit a proposal that is not to be included in next year’s proxy materials must submit the proposal between December 1, 2005 and December 31, 2005. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
PROPOSAL 1
Election of Directors
      The Board consists of five directors. There are five nominees for director to be voted on at the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, and, except for Mr. Wong, has been elected by the stockholders. Mr. Wong was recommended for election to the Board by Uzi Sasson. At the time of the recommendation and Mr. Wong’s election, Mr. Sasson was a director and not an officer of the Company. Mr. Sasson currently is the Chief Financial Officer and Secretary of the Company and is not a director. It is the Company’s policy to encourage nominees for director to attend the Annual Meeting. All of the nominees for election as a director at the annual meeting of stockholders following the fiscal year ended March 31, 2003 attended the meeting.
      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
Nominees
      The names of the nominees and certain information about them are set forth below:

Name	Age	Principal Occupation/ Position Held With the Company

Nathan Zommer	57	Chairman of the Board, President and Chief Executive Officer of the Company
Donald L. Feucht	71	Investor
Samuel Kory	61	Consultant
S. Joon Lee	65	President of Omni Microelectronics, Inc.
Kenneth D. Wong	34	Chief Operating Officer/Chief Financial Officer of Menlo Equities

      Nathan Zommer. Dr. Zommer, founder of IXYS, has served as a Director since IXYS’s inception in 1983, and has served as Chairman of the Board, President and Chief Executive Officer since March 1993. From 1984 to 1993, Dr. Zommer served as Executive Vice President. Prior to founding IXYS, Dr. Zommer served in a variety of positions with Intersil, Hewlett Packard and General Electric, including as a scientist in the Hewlett Packard Laboratories and Director of the Power MOS Division for Intersil/ General Electric. Dr. Zommer received his B.S. and M.S. degrees in Physical Chemistry from Tel Aviv University and a Ph.D. in Electrical Engineering from Carnegie Mellon University.
      Donald L. Feucht. Dr. Feucht has served as a Director since July 2000. From 1992 until his retirement in 1998, Dr. Feucht served as Vice President for Operations for Associated Western Universities. He was employed as a Program Management Specialist for EG&G Rocky Flats, Inc. from 1990 until 1992. Prior to 1990, Dr. Feucht served in several positions with the National Renewable Energy Laboratory (“NREL”), including Deputy Director. Prior to joining NREL, he served as Professor of Electrical Engineering and Associate Dean at Carnegie Mellon University. Dr. Feucht received his B.S. degree in Electrical Engineering from Valparaiso University and his M.S. and Ph.D. degrees in Electrical Engineering from Carnegie Mellon University.
      Samuel Kory. Mr. Kory has served as a Director since November 1999. In 1988, he founded Samuel Kory Associates, a management consulting firm. Since founding the firm, Mr. Kory has served as the firm’s sole proprietor and principal, as well as a consultant for the firm. Mr. Kory previously served as President and Chief Executive Officer of Sensor Technologies USA, Vice President for Business Development and Sales of IXYS, Division Manager and Corporate Director of Marketing for Seiko Instruments USA, and an International Manager for Spectra Physics Inc. Mr. Kory received his B.S.M.E. from Pennsylvania State University.
      S. Joon Lee. Dr. Lee has served as a Director since July 2000. Since 1990, Dr. Lee has served as President of Omni Microelectronics, a sales representative company. Dr. Lee also served as President of Adaptive Logic, a semiconductor company, from 1991 until 1996. Previously, Dr. Lee served as President of Samsung Semiconductor. Dr. Lee received his B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of Minnesota.
      Kenneth D. Wong. Mr. Wong has served as a Director since September 2004. Since 1997, Mr. Wong has been with Menlo Equities, a developer and owner-operator of commercial real estate in California. Mr. Wong has served as its Chief Financial Officer since 1997 and as its Chief Operating Officer since 2001. From 1993 to 1997, Mr. Wong served in several positions at Coopers & Lybrand, his last role being a Manager. He received his B.S. degree in Business Administration from the University of California at Berkeley.
Independence of the Board of Directors
      As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time. Consistent with these considerations, the Board has affirmatively determined that Messrs. Feucht, Kory and Wong are independent directors within the meaning of the applicable nasdaq listing standards.

Information Regarding the Board of Directors and its Committees
      The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2004 for each of the Board committees in existence during the fiscal year ended March 31, 2004 (“fiscal 2004”):

Name	Audit		Compensation

Donald L. Feucht	X	*	X
Andreas Hartmann†			X
Samuel Kory	X		X	*
S. Joon Lee	X		X
Total meetings in fiscal year 2004	12		3

*	Committee Chairperson

†	Mr. Hartmann resigned from the Board in July 2003
      During fiscal 2004, the Board met four times, and each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.
      Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
      The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. Three directors comprise the Audit Committee: Messrs. Feucht, Kory and Wong. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.
      The Board has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that Mr. Wong qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Wong’s level of knowledge and experience based on a number of factors, including his formal education, his status as a certified public accountant and his experience as a chief financial officer.

Compensation Committee
      The Compensation Committee of the Board reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option and purchase plans. Three directors comprise the Compensation Committee: Messrs. Feucht, Kory and Wong. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the board of directors and making recommendations to the Board regarding the membership of the committees of the Board. The Nominating and Corporate Governance Committee charter can be found on the corporate website at www.ixys.com under the tab “Investor Relations.” Under the charter of the Nominating and Corporate Governance Committee, the Committee will consider individuals who are properly proposed by stockholders of the Company to serve on the Board in accordance with laws and regulations established by the SEC and Nasdaq, the Bylaws of the Company and the Delaware General Corporation Law and make recommendations to the Board regarding such individuals. Three directors comprise the Nominating and Corporate Governance Committee: Messrs. Feucht, Kory and Wong. The members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee was only recently formed, after the end of fiscal 2004.
      Because the Nominating and Corporate Governance Committee has only recently been organized, it has not yet established minimum qualifications or necessary qualities or skills for nomination as a director, nor has it established a process for identifying and evaluating prospective nominees. The Nominating and Corporate Governance Committee has not determined any procedures to be followed by stockholders in submitting recommendations for nominees.
      The Nominating and Corporate Governance Committee believes that the foregoing issues require deliberate consideration before any decision. It intends to consider these issues and develop its positions on the issues before the next annual meeting of stockholders after March 31, 2005. Pending the consideration of these issues, the Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the renomination of the current directors of the Company as the individuals to be considered by the stockholders for election as directors at the Annual Meeting.
Stockholder Communications with the Board of Directors
      Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, the Board believes that the views of stockholders should be heard by the Board or individual directors, as applicable, and that appropriate responses are to be provided to stockholders in a timely manner. During the upcoming year, the Nominating and Corporate Governance Committee will give consideration to the adoption of a formal process for stockholder communications with the Board.
Code Of Ethics
      The Company has adopted a Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on our website at www.ixys.com and may be found by clicking on “Code of Ethics” under the heading “Investor Relations.” If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Report of the Audit Committee of the Board of Directors(1)
      The Audit Committee oversees the financial reporting process of the Company on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2004.
      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and the Statement on Auditing Standards No. 61.
      The Audit Committee received the written disclosures and the letter from the independent auditors for fiscal 2004, PricewaterhouseCoopers LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee discussed with PricewaterhouseCoopers LLP the issue of its independence from the Company and the overall scope and plans for its audit.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2004 for filing with the Securities and Exchange Commission.
      Respectfully submitted on March 1, 2005 by the members of the Audit Committee of the Board:
Donald L. Feucht
Samuel Kory
Kenneth D. Wong
PROPOSAL 2
Ratification of Selection of Independent Auditors
      The Audit Committee of the Board of Directors has selected BDO Seidman, LLP (“BDO”) as the Company’s independent auditors for the fiscal year ending March 31, 2005 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of BDO are not expected to be present at the Annual Meeting, and, consequently, will not have an opportunity to make a statement if they so desire or be available to respond to appropriate questions.
      Stockholder ratification of the selection of BDO as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Audit Committee is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of BDO.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

Change in Independent Auditor
      At approximately 10:00 a.m., PST, on November 24, 2004, PricewaterhouseCoopers LLP (“PwC”) delivered by email a letter to the Audit Committee of the Company to the effect that “the client-auditor relationship between Ixys Corporation (Commission File Number 000-26124) and PricewaterhouseCoopers LLP has ceased.” PwC separately informed the Company that it intended this letter to be a resignation.
      The reports of PwC on the Company’s financial statements for the years ended March 31, 2003 and March 31, 2004 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
      During the years ended March 31, 2003 and March 31, 2004 and through November 24, 2004, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports on the financial statements for such years.
      Except as noted in the six paragraphs that follow immediately below, during the years ended March 31, 2003 and March 31, 2004 and through November 24, 2004, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).
      Material weaknesses in internal accounting controls identified by PwC during its audit of the Company’s financial statements as of and for the year ended March 31, 2003 consisted of the following:

•	Inadequate management review of the Company’s consolidation process,

•	Inventory matters such as the inability of the Company to establish standard inventory costs, elimination of intercompany profits in inventory, monitoring of inventory variances, inadequate monitoring of inventory reconciliations by management and inadequate reconciliation of inventory balances,

•	Problems with the monthly closing process at the Company’s Clare subsidiary, and

•	A number of other reportable conditions, which taken together constituted a material weakness.
      PwC, as a result of its performance of review procedures related to the unaudited interim financial statements of the Company for the quarter and six-month period ended September 30, 2003 and the quarter and nine-month period ended December 31, 2003, informed the Company of the following material weaknesses:

•	Inadequate management review of the Company’s consolidation process,

•	Problems with the monthly closing process at the Company’s subsidiaries,

•	A number of other reportable conditions, which taken together constituted a material weakness.
      PwC, as a result of its audit of the Company’s financial statements for the year ended March 31, 2004, informed the Company of a material weakness. Certain inventory processes of the Company were not reviewed by a supervisor in sufficient detail, resulting in the following inaccurate adjustments: standard cost revisions; incomplete updating of costs included in the standards; journal entries recorded without the proper supporting documentation; and reconciliation of the general ledger balance to the perpetual records. PwC also observed a lack of procedures to track inventory transactions related to cut-off issues.
      Please refer to Item 14 of the Company’s Form 10-K for the year ended March 31, 2003, Item 4 of the Company’s Form 10-Qs for the quarters ended September 30, 2003 and December 31, 2003 and Item 9A of the Company’s Form 10-K for the year ended March 31, 2004 for further information as to the aforementioned material weaknesses. Additional information regarding these internal control matters can be obtained in Item 4 disclosures contained in various Form 10-Q filings for quarters during the years ended March 31, 2004 and 2003 and subsequent to March 31, 2004.
      PwC delivered to the Audit Committee a letter dated October 19, 2004, “to confirm our discussion about our views of the status of the Company’s 404 efforts in order to assist you in assessing the Company’s ability to complete its assessments on a timely basis and in determining whether any adjustments to the Company’s work and schedule are necessary.” In the letter, PwC stated the following: “We have serious concerns that management will not be in a position to complete its work on a timely basis. We have previously discussed these concerns with management and the Audit Committee. However, particularly given the slippage the Company has experienced, there is no assurance that the current planned time schedule will be met by management. If management is not able to meet a reasonable timetable, there can be no assurance that PwC will have the resources available to be able to complete our assessment and report on internal control over financial reporting on a timely basis. If management is unable to complete the required documentation or testing related to its assessment of the effectiveness of internal control over financial reporting, we would be required to disclaim an opinion.”
      The Audit Committee, or an Audit Committee member, discussed the subject matter of each of the foregoing with PwC. The Company has authorized PwC to respond fully to the BDO concerning such information.
      The Company provided to PwC a copy of its Form 8-K dated November 24, 2004 prior to its filing with the Securities and Exchange Commission and requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made in the Form 8-K. The letter of PwC is attached to the Form 8-K as Exhibit 16.1.
      On September 23, 2004, the Company met with representatives of BDO to discuss BDO’s qualifications to serve as the Company’s registered independent accounting firm. Discussions between BDO and members of the Audit Committee and of the management of the Company continued thereafter. On November 15, 2004, the Audit Committee met and authorized its Chairman to determine whether and when to authorize BDO to commence discussions with PwC as part of the due diligence of BDO prior to its determination of whether it would serve as the Company’s auditors. At approximately 12:00 noon, PST, on November 24, 2004, the Audit Committee met and, during such meeting, engaged BDO as the Company’s registered independent public accounting firm. During the Company’s two most recent fiscal years ended March 31, 2003 and March 31, 2004 and through November 24, 2004, neither the Company nor anyone acting on its behalf consulted with BDO regarding either: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a disagreement or event identified in response to paragraph 304(a)(1)(iv) or 304(a)(1)(v) of Regulation S-K and the related instructions to that Item.
Independent Auditor’s Fees
      The following table represents aggregate fees billed to us for the fiscal years ended March 31, 2004 and 2003 by PricewaterhouseCoopers LLP, our independent auditor for those years.

	2004	2003

Audit Fees(1)	$1,106,040	$2,359,745
Audit-Related Fees(2)	350,000	13,000
Tax Fees(3)	588,435	566,491
All Other Fees(4)	20,471	325,825

Total Fees	$2,034,946	$3,265,061

(1)	Includes fees for audit and review of quarterly and annual financial statements.

(2)	Audit-Related Fees consist principally of work related to internal control requirements promulgated under the Sarbanes-Oxley Act of 2002.

(3)	Tax Fees include federal, state and international tax compliance, tax advice and tax planning.

(4)	All Other Fees include fees for acquisition-related due diligence.
      All of the fees described above were approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
      The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
      The Audit Committee has determined that the rendering of non-audit services by BDO Seidman, LLP is compatible with maintaining the auditor’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table presents, as of March 1, 2005, certain information known to the Company regarding the beneficial ownership of its Common Stock by:

•	each person who is known by the Company to be the beneficial owner of more than five percent of its outstanding shares of Common Stock;

•	each of the directors of the Company;

•	the President and Chief Executive Officer of the Company and each of its other executive officers at March 31, 2004 (the “Named Executive Officers”); and

•	directors and executive officers as a group.
      The percentage of beneficial ownership for the following table is based on 33,303,394 shares of IXYS Common Stock outstanding as of March 1, 2005. Unless otherwise indicated, the address for each listed stockholder is: c/o IXYS Corporation, 3540 Bassett Street, Santa Clara, California 95054.

	Beneficial
	Ownership(1)

	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Total

Directors and Executive Officers
Nathan Zommer(2)	7,760,668	22.6%
Arnold P. Agbayani(3)	831,054	2.5%
Peter H. Ingram(4)	690,341	2.1%
Kevin McDonough(5)	328,382	*
Donald L. Feucht(6)	97,875	*
Samuel Kory(7)	90,325	*
S. Joon Lee(8)	97,875	*
Kenneth D. Wong(9)	6,250	*
All directors and executive officers as a group (9 persons)(10)	9,080,852	25.7%
5% Stockholders
State Street Research & Management Company	2,568,200	7.7%
One Financial Center, 31st Floor Boston, Massachusetts 02111
Security Management Company, LLC	2,345,600	7.0%
One Security Benefit Place Topeka, Kansas 66636

*	Represents less than 1%.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Includes an aggregate of 5,200 shares held by or on behalf of Dr. Zommer’s children. Also includes 1,060,068 shares Dr. Zommer has the right to acquire pursuant to options exercisable within 60 days of March 1, 2005.

(3)	Includes 307,308 shares Mr. Agbayani has the right to acquire pursuant to options exercisable within 60 days of March 1, 2005. Mr. Agbayani ceased serving as an executive officer and director of the Company in November 2004.

(4)	Includes 327,307 shares Mr. Ingram has the right to acquire pursuant to options exercisable within 60 days of March 1, 2005.

(5)	Includes 324,476 shares Mr. McDonough has the right to acquire pursuant to options exercisable within 60 days of October 1, 2004.

(6)	Includes 95,875 shares Mr. Feucht has the right to acquire pursuant to options exercisable within 60 days of March 1, 2005.

(7)	Includes 82,075 shares Mr. Kory has the right to acquire pursuant to options exercisable within 60 days of March 1, 2005.

(8)	Includes 95,875 shares Mr. Lee has the right to acquire pursuant to options exercisable within 60 days of March 1, 2005.

(9)	Consists of shares Mr. Wong has the right to acquire pursuant to options exercisable within 60 days of March 1, 2005.

(10)	Includes 2,000,326 shares that directors and executive officers have the right to acquire pursuant to options exercisable within 60 days of March 1, 2005.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of the Company’s equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it during or with respect to the fiscal year ended March 31, 2004, all Section 16(a) filing requirements applicable to officers, directors and greater than ten percent beneficial owners were complied with, except that Messrs. Feucht, Kory, Lee, McDonough and Zommer each did not file on a timely basis a Form 4 reporting a single grant of an option to purchase shares of common stock and Mr. Ingram did not file on a timely basis a Form 4 reporting a single grant of an option and a single exercise of an option to purchase common stock. Messrs. Feucht, Ingram, Kory, Lee, McDonough and Zommer each have filed the required Form 4.
EXECUTIVE COMPENSATION
Compensation of Directors
      Each of the non-employee directors receives an annual retainer of $20,000 as well as $1,000 for each meeting of the board he attends and $600 for each committee meeting he attends. The Chairman of the standing committees of the Board are paid additional retainers as follows: Chairman of the Audit Committee, $7,500; Chairman of the Compensation Committee, $4,000; and Chairman of the Nominating and Corporate Governance Committee, $4,000. In fiscal 2004, the total compensation paid to non-employee directors was $89,861. Additionally, each director is reimbursed for certain expenses in connection with attendance at our board and committee meetings and is reimbursed for expenses incurred in preparing their personal income tax returns and estate planning matters. Mr. Andreas Hartmann of ABB, Ltd., who resigned from our board of directors in July 2003, did not receive compensation or expenses for his service.
      The 1999 Non-Employee Directors’ Equity Incentive Plan provides for the grant of options to non-employee directors pursuant to a discretionary grant mechanism administered by our board. These options vest over a period of time, to be determined in each case by the board, so long as the optionee remains a non-employee director. Each director currently receives an option to acquire 30,000 shares upon becoming a member of our board of directors. Prior to July  29, 2002, each director could receive a loan from us for up to $100,000, payable in three years from the date of issuance, for use in exercising his options or paying taxes in connection with such exercise of options.

      During fiscal 2004, the Company granted options covering 15,000 shares to each of Messrs. Feucht, Kory and Lee, at an exercise price per share of $8.61. Each option had an exercise price equal to the fair market value of such common stock on the date of grant (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of March 31, 2004, options had been exercised under the Directors’ Plan to purchase 8,250 shares of Common Stock.
Compensation of Executive Officers
      The following table presents a summary of the compensation paid by IXYS during the fiscal years ended March 31, 2004, March 31, 2003 and March 31, 2002 to the President and Chief Executive Officer and to the other executive officers at March 31, 2004 (the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

				Other Annual	Securities
				Compensation	Underlying	All other
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Options (#)	Compensation ($)

Nathan Zommer	2004	386,154	250,320	16,705	150,000	8,633	(2)
President and Chief	2003	400,000	275,000	24,946	280,000	9,260
Executive Officer	2002	315,962	300,000	32,217	160,000	13,083
Arnold P. Agbayani	2004	212,385	122,400	15,798	—	2,830	(4)
Former Senior Vice	2003	220,000	100,000	28,875	125,000	2,830
President, Finance,	2002	176,154	110,000	32,217	95,000	2,830
and Chief Financial Officer(3)
Peter H. Ingram	2004	211,987	—	6,338	28,000	—
President, European	2003	178,895	—	5,260	100,000	—
Operations	2002	159,253	34,502	4,444	10,000	—
Kevin McDonough	2004	167,534	—	7,200	20,000	6,349	(5)
President, U.S. Operations	2003	168,031	270	7,200	40,000	8,426
	2002	146,454	—	7,200	50,000	7,893

(1)	Includes car expense or allowance, and for Dr. Zommer and Mr. Agbayani, tax equalization payments and tax planning and preparation fees.

(2)	Includes $6,523 in 401(k) matching contributions and $2,110 in premiums paid for term life insurance.

(3)	Mr. Agbayani ceased serving as an executive officer in November 2004.

(4)	Includes $6,523 in 401(k) matching contributions and $2,110 in premiums paid for term life insurance.

(5)	Represents 401(k) matching contributions.

OPTION GRANTS IN LAST FISCAL YEAR
      The following table presents information for the fiscal year ended March 31, 2004 with respect to each grant of stock options to the Named Executive Officers.

					Potential Realizable Value at
					Assumed Annual Rates of
	# of Securities	# of Total			Stock Price Appreciation for
	Underlying	Options	Exercise		Term(3)
	Options	Granted in	Price Per	Expiration
Name	Granted(1)	Fiscal Year(2)	Shares ($)	Date	5%	10%

Nathan Zommer	150,000	20.1	10.63	02/19/14	$1,002,772	$2,541,222
President and Chief Executive Officer
Peter H. Ingram	28,000	3.8	6.75	08/07/13	118,861	301,217
President, European Operations
Kevin McDonough	20,000	2.7	6.75	08/07/13	84,901	215,155
President, U.S. Operations

(1)	Options granted to each individual were granted pursuant to the IXYS 1999 Equity Incentive Plan and are subject to the terms of such plan. Exercise prices for these options are equal to the closing price of IXYS’s common stock on the Nasdaq National Market on the date of grant, except Dr. Zommer’s options were priced 10% above such closing price.

(2)	Based on an aggregate of 746,000 options granted to employees and consultants of IXYS in fiscal 2004 including the named executive officers.

(3)	The potential realizable value is calculated based on the term of the option at its time of grant (10) years and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent IXYS’s estimate or projection of the future price of its common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
LAST FISCAL YEAR-END OPTION VALUES
      The following table presents information for the fiscal year ended March 31, 2004 regarding options exercised by and held at year end by the Named Executive Officers:

			Number of Securities
			Underlying Unexercised		Value of Unexercised In The
	Number		Options at March 31,		Money Options at March 31,
	of Shares	Value	2004 (#)		2004 ($)(2)
	Acquired on	Realized
Name	Exercise	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Nathan Zommer	—	—	867,626	458,500	$5,094,721	$531,840
President and Chief Executive Officer
Arnold P. Agbayani	—	—	222,676	145,750	1,167,053	368,596
Former Senior Vice President, Finance and Chief Financial Officer
Peter H. Ingram	—	—	246,226	107,000	1,466,186	362,360
President, European Operations
Kevin McDonough	—	—	285,600	73,000	1,684,448	256,280
President, U.S. Operations

(1)	The value realized is based on the fair market value of IXYS’s common stock on the date of exercise minus the exercise price.

(2)	The valuations are based on the fair market value of IXYS’s common stock on March 31, 2004 of $9.40 minus the exercise price of the options.
EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS
      The Company entered into an employment agreement, dated as of January 1, 1995, with Dr. Nathan Zommer, its Chief Executive Officer. The agreement provides for, among other things, salaries, bonuses and car allowances as determined by the board of directors. Under the terms of the agreement, the Company agrees to maintain term life insurance in the amount of $1,000,000. In addition, the agreement provides that if the Company terminates Dr. Zommer’s employment without cause, Dr. Zommer shall be entitled to receive as severance his monthly salary, incremented one month per year of service to us, to a maximum of twelve months. The agreement also provides Dr. Zommer with a paid annual physical exam and the limited services of a financial advisor.
      Dr. Zommer’s employment agreement was first amended on July 1, 1998 to extend its term to January 31, 2004. In the amended agreement, Dr. Zommer’s annual bonus was 40% of his base salary. Under the agreement, his base salary was to be at least $285,000. Dr. Zommer’s employment agreement was amended effective February 1, 2004 to extend its term to January 31, 2007. Under the current amendment, Dr. Zommer’s salary is $480,000 and his bonus, if any, for fiscal 2005 and thereafter is to be determined by the Board of Directors. If his employment terminates within a year after a change of control event, Dr. Zommer is entitled to receive severance equal to three times his average annual compensation less any change of control bonus previously paid, continued benefits for 18 months and accelerated vesting of all option shares.
      The Company entered into an employment agreement, dated as of January 1, 1995, with Mr. Arnold P. Agbayani, formerly the Chief Financial Officer of the Company. The agreement provided for, among other things, salaries, bonuses and car allowances as determined by the board of directors. Under the terms of the agreement, the Company agreed to maintain term life insurance in the amount of $1,000,000. In addition, the agreement provided that if the Company terminated Mr. Agbayani’s employment without cause, Mr. Agbayani was entitled to receive as severance his monthly salary, incremented one month per year of service to us, to a maximum of twelve months. The agreement also provided Mr. Agbayani with a paid annual physical exam and the limited services of a financial advisor.
      Mr. Agbayani’s employment agreement was amended on July 1, 1998 to extend its term to January 31, 2004. In the amended agreement, Mr. Agbayani’s annual bonus was 30% of his base salary. Under the agreement, his base salary was to be at least $160,000. In addition, he was eligible for an incentive bonus of three times his annual base salary in the event of a transaction resulting in a change of control of the company. If his employment terminated within a year after a change of control event, Mr. Agbayani was entitled to receive severance equal to three times his average annual compensation, continued benefits for 18 months and accelerated vesting of all option shares. Effective January 1, 2003, Mr. Agbayani’s base salary was increased to $220,000. Mr. Agbayani’s employment agreement expired on January 31, 2004.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION(2)
      The Compensation Committee is currently comprised of three non-employee directors: Messrs. Feucht, Kory and Wong. The Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses (if any) and stock ownership programs.
      Compensation Philosophy. The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and other key employees, reward them for the Company’s progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

•	The Company pays competitively with comparable semiconductor companies, both inside and outside the power semiconductor industry, with which the Company competes for talent.

•	The Company maintains incentive opportunities sufficient to provide motivation and to generate rewards that bring total compensation to competitive levels.

•	The Company provides equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees.
      Compensation Study. During fiscal 2002, the Compensation Committee engaged an independent executive compensation consulting firm to conduct a study of the compensation of executive officers at comparable semiconductor companies. In preparing its study, the consulting firm considered the compensation at 17 semiconductor companies that were either part of the power semiconductor industry or of a comparable size. Prior to fiscal 2005, the Compensation Committee recommended to the Board the compensation of Dr. Zommer and Mr. Agbayani, which the Board adopted as recommended, and Dr. Zommer determined the cash compensation of the other executive officers. During fiscal 2003, the cash compensation of Dr. Zommer and Mr. Agbayani was set in light of the recommendations of the study and the determination of the Compensation Committee that compensation should be set at about the 75th percentile, relative to that of officers of comparable semiconductor companies. As planned by the Compensation Committee, fiscal 2004 cash compensation was based on the analysis made for the fiscal 2003 cash compensation.
      Base Salary. When reviewing base salaries, it is the policy of the Committee to consider individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In December 2003, at Dr. Zommer’s initiative, the periodic salary payments to the executive officers, including Dr. Zommer and Mr. Agbayani, were reduced by 10%, in light of the adverse conditions then occurring.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

      Cash Bonus. The cash bonuses paid to Dr. Zommer and Mr. Agbayani in respect of fiscal 2004 consisted of two elements: A bonus for continued employment and a performance bonus. Dr. Zommer and Mr. Agbayani were paid cash bonuses for continued employment in amounts determined in accordance with their employment agreements effective through January 31, 2004. In considering performance bonuses, the Compensation Committee set performance objectives for Dr. Zommer and Mr. Agbayani with respect to the fiscal year. After the completion of the year, the Compensation Committee assessed Dr. Zommer’s and Mr. Agbayani’s achievement of the performance objectives and awarded additional discretionary bonuses in light of the achievement of those objectives. For Mr. Agbayani, the performance objectives related to internal controls and the elimination of then outstanding material weaknesses and reportable conditions. Mr. Agbayani was determined to have achieved these objectives in whole or in part. Out of a target performance bonus opportunity equal to 27% of his authorized salary, Mr. Agbayani was awarded a performance bonus equal to 94% of the opportunity. Mr. Agbayani’s actual level of cash compensation in fiscal 2004 is recorded in the Summary Compensation Table above.
      Long-Term Incentives. The Company’s long-term incentive program for employees consists of the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. Stock option grants generally vest over four years at the rate of one-fortieth of the grant per month, following a nine month hiatus from the date of grant. Grants are made at least 100% of fair market value on the date of grant. The Company believes that the vesting provides a strong incentive for employees to remain with the Company. Through option grants, executives and employees receive equity incentives to build long-term stockholder value. Executives receive value from these grants only if the Company’s Common Stock appreciates over the long-term. During fiscal 2004, the size of the option grants was determined at the discretion of the Board. The Board awarded grants in order to provide significant links between executive compensation and stockholder interests.
Corporate Performance and Chief Executive Officer Compensation
      For fiscal 2004, the Board, at the recommendation of the Compensation Committee, set Dr. Zommer’s authorized annual salary at $420,000, an increase of 5% from the prior fiscal year. Dr. Zommer declined to accept the increase in annual salary. Consequently, during fiscal 2004, Dr. Zommer’s base salary was initially the same as in fiscal 2003, $400,000 per year. In December 2003, at Dr. Zommer’s initiative, Dr. Zommer’s periodic salary payments were reduced by 10%, which remained in effect for the rest of fiscal 2004. A bonus for continued employment equal to 40% of his authorized annual salary was awarded in accordance with his amended employment agreement in effect through January 31, 2004, described in this proxy statement under the caption “Employment, Severance and Change of Control Agreements.” A target performance bonus opportunity equal to one-third of his authorized annual salary was set. For fiscal 2004, Dr. Zommer’s performance objectives related to internal controls, the elimination of then outstanding material weaknesses and reportable conditions, the results of an operating subsidiary and the net income of the Company. Other than the net income objective, the performance objectives were met in whole or in part. Dr. Zommer was awarded a performance bonus equal to 59% of his opportunity. Dr. Zommer’s actual level of cash compensation in fiscal 2004 is recorded in the Summary Compensation Table above. In fiscal 2004, Dr. Zommer received an additional stock option grant for 150,000 shares of Common Stock. The Company believes that the amount of the option grant was consistent with competitive practices. The option was granted as incentives for future performance, in light of the fact that most of Dr. Zommer’s current equity incentives are fully vested.
      Dr. Zommer’s employment agreement was amended during fiscal 2004, effective February 1, 2004. In negotiating the amendment, the Compensation Committee sought to reduce the amount of Dr. Zommer’s cash compensation that was contractually assured. To this end, the bonus for continued employment, an amount equal to 40% of his authorized annual salary, was eliminated, while Dr. Zommer’s authorized annual salary was increased by 14% to $480,000. Under the amended agreement, performance bonuses for Dr. Zommer continue to be at the discretion of the Compensation Committee. It is the Compensation Committee’s intention that the amount of the target performance bonus opportunities will be increased in future years in light of the reduction in the amount of contractually assured compensation. Although the amendment was effective as of February 1, 2004, the cash compensation provisions were not applied to fiscal 2004 and Dr. Zommer waived the salary increase approved under the amendment for the last two months of fiscal 2004.

Limitation on Deduction of Compensation Paid to Certain Executive Officers
      Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee expects to satisfy the requirements for “performance-based compensation” with respect to compensation awarded to executive officers to the extent then practicable.
Conclusion
      Through the steps described above, a significant portion of the Company’s executive compensation program, including Dr. Zommer’s compensation, is contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation for a particular time period.
      Respectfully submitted on March 1, 2005 by the members of the Compensation Committee of the Board of Directors:
      Donald Feucht
      Samuel Kory
      Kenneth D. Wong
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The members of the Compensation Committee for the fiscal year ended March 31, 2004 were Messrs. Feucht, Kory and, prior to his resignation, Mr. Hartmann. Mr. Lee joined the Committee after Mr. Hartmann’s resignation and left the Committee after fiscal 2004. None of these individuals or Mr. Wong, who joined the Compensation Committee after fiscal 2004, is an employee or officer of the Company. Mr. Kory was, during the 1980s, a Vice President of a predecessor of the Company. None of the executive officers of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on Board or Compensation Committee of the Company. Mr. Hartmann was, at the time of his service as a director, an employee of ABB, a principal stockholder of the Company during fiscal 2004. Omni Microelectronics, a company majority owned by Mr. Lee, was paid sales commissions, by Samsung Semiconductor, a supplier to the Company, in respect of its transactions with the Company. See “Certain Transactions.”
CERTAIN TRANSACTIONS
      Stock Purchase Notes. On November 18, 1995, Dr. Zommer and Mr. Agbayani purchased shares of common stock. The shares were paid for with recourse promissory notes in principal amount of $707,238.83 for Dr. Zommer and $51,331.85 for Mr. Agbayani. The note terms provide that quarterly installments of principal and accrued interest are due, and all principal of the notes, plus accrued interest, is due and payable September 15, 2005. The notes bear interest at a rate of 6.25% per annum compounded annually. In the event that either Dr. Zommer or Mr. Agbayani sells shares of our common stock currently held by him, a mandatory prepayment in an amount equal to 30.0% of the net sale proceeds is due from him. In the event of termination of employment, any unpaid principal and interest become due and payable. During fiscal 2004, Dr. Zommer paid $106,086 on his note and Mr. Agbayani paid $17,966 on his note.
      Business Relationship Involving Director. Omni Microelectronics, a sales representative company majority owned by Mr. Lee, was paid $652,701 in sales commissions by Samsung Semiconductor on $21.8 million received by Samsung Semiconductor from the Company in respect of fiscal 2004. Samsung Semiconductor serves as a wafer foundry for the Company. Mr. Lee is a director of the Company.

      Business Relationship with Principal Stockholder. ABB, Ltd. was one of the Company’s principal stockholders. In fiscal year 2004, the Company generated revenues of $2.7 million from sales of products to ABB and to ABB’s affiliates for use as components in their products. Mr. Hartmann, an employee of ABB, was a director of the Company until July 2003.
      Indemnification Agreements of Directors and Executive Officers. The Company has entered into indemnity agreements with our executive officers and directors containing provisions that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as officers or directors.
PERFORMANCE MEASUREMENT COMPARISON(3)
      The following graph shows the total stockholder return of an investment of $100 in cash for the period from March 31, 1999 through March 31, 2004 for (i) the Company’s Common Stock, (ii) the NASDAQ Stock Market and (iii) the Standards & Poor’s Semiconductor Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year. Historical stock price performance should not be relied upon as indicative of future stock price performance.
* $100 invested on 3/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

(3)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF PROXY MATERIALS
      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
      This year, a number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker that the broker will be “householding” communications to the stockholders’ address, “householding” will continue until the stockholders are notified otherwise or until the stockholders revoke their consent. If, at any time, stockholders no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, they should notify their broker and direct their written request to Uzi Sasson, Secretary, IXYS Corporation, 3540 Bassett Street, Santa Clara, CA 95054-2704 or contact Mr. Sasson at 408-982-0700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
OTHER MATTERS
      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Uzi Sasson
Secretary
March 9, 2005
      A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2004 is available without charge upon written request to: Uzi Sasson, Secretary, IXYS Corporation, 3540 Bassett Street, Santa Clara, CA 95054-2704.

APPENDIX A
IXYS CORPORATION
AMENDED AND RESTATED
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
Purpose and Policy:
      The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of IXYS Corporation, a Delaware corporation (the “Company”), shall be to act on behalf of the Company’s Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes, internal control over financial reporting and audits of financial statements as well as the quality and integrity of the Company’s financial statements and reports, as well as the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”) and the performance of the Company’s internal audit function. The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.
      The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication among the Committee, the Auditors and the Company’s financial management.
Composition:
      The Committee shall be comprised of a minimum of three directors. The members of the Committee will be appointed by, and serve at, the discretion of the Board, and shall satisfy the independence and experience requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements as in effect from time to time.
Authority
      The Committee shall have authority to appoint, oversee, determine compensation for and pay, at the expense of the Company, the Auditors as set forth in Section 10A(m)(2) under the Securities Exchange Act of 1934, as amended. The Committee shall have authority to retain and determine compensation for and pay, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants. The Committee shall have the authority to direct personnel of the Company to negotiate contracts, explore issues or otherwise perform such activities as the Committee shall deem advisable in fulfilling its responsibilities
Responsibilities:
      The Committee shall oversee the Company’s financial reporting process on behalf of the Board, and shall have direct responsibility for the appointment, compensation and oversight of the work of the Auditors, who shall report directly and be accountable to the Committee. The Committee’s functions and procedures should remain flexible in order to address changing conditions most effectively. To implement the Committee’s purpose and policy, the Committee shall be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:
      1.     Evaluation and Retention of Auditors. To evaluate the performance of the Auditors, to assess their qualifications and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year.
      2.     Approval of Audit Engagements. To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid, at the Company’s expense, to the Auditors and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members.
      3.     Approval of Non-Audit Services. To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefore, at the Company’s expense, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members.
      4.     Auditor Conflicts. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.
      5.     Audited Financial Statement Review. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.
      6.     Annual Audit Results. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.
      7.     Quarterly Results. To review and discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.
      8.     Accounting Principles and Policies. To review and discuss with management and the Auditors, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under generally accepted accounting principles related to material items discussed with management and any other significant reporting issues and judgments.
      9.     Management Cooperation with Audit. To evaluate the cooperation received by the Auditors during their audit examination, including a review with the Auditors of any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

      10.     Management Letters. To review and discuss with the Auditors and, if appropriate, management, any management letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.
      11.     National Office Communications. To review and discuss with the Auditors communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.
      12.     Disagreements Between Auditors and Management. To review and discuss with management and the Auditors any material conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.
      13.     Internal Controls Over Financial Reporting. To discuss with management and the Auditors the results of the Auditors’ annual attestation report on management’s assessment of internal control over financial reporting and to confer with management and the Auditors regarding the scope, adequacy and effectiveness of the Company’s internal control over financial reporting.
      14.     Internal Audit Function. To oversee the internal audit function of the Company, which shall report to the Committee, to interview and approve the employment of the head of the internal audit function and to set the budget of the internal audit function. Subject to the authority of the Committee, the Chief Financial Officer shall manage the internal audit function.
      15.     Section 404 of Sarbanes-Oxley Act of 2002. To determine and approve engagements of accountants and consultants in order to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations, including the negotiation and execution, on behalf of the Company, of engagement letters for such accountants and consultants, and to evaluate the performance of such accountants and consultants.
      16.     Separate Sessions. Periodically, to meet in separate sessions with the Auditors, personnel responsible for the internal audit function and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.
      17.     Complaint Procedures. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
      18.     Regulatory and Accounting Initiatives. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements if, in the judgment of the Committee, such review is necessary or appropriate.
      19.     Ethical Compliance. To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Ethical Conduct, including review and approval of related-party transactions as required by Nasdaq rules.
      20.     Investigations. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.
      21.     Proxy Report. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
      22.     Annual Charter Review. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.
      23.     Report to Board. To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the performance or independence of the

Company’s Auditors, the performance of the Company’s internal audit function or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.
      24.     General Authority. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.
Meetings and Operation:
      The Committee will hold at least four regular meetings per year and additional meetings, as the Committee deems appropriate. The operation of the Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law.
Minutes and Reports:
      Minutes of each meeting shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Committee shall report to the Board from time to time, or whenever so requested by the Board.
      The Audit Committee has the responsibilities and powers set forth in this charter, but does not have responsibility to prepare the financial statements, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to plan or conduct audits. Management has the responsibility for preparing the financial statements, implementing internal controls and determining that the financial statements are in accordance with generally accepted accounting principles. The independent auditors have the responsibility for planning and conducting audits of the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the Audit Committee is not of the same quality as any audit performed by the independent auditors.

PROXY

IXYS CORPORATION

3540 BASSETT STREET
SANTA CLARA, CALIFORNIA 95054

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON MARCH 31, 2005

     The undersigned hereby appoints Nathan Zommer and Uzi Sasson or either of them, and each with the power of substitution, and hereby authorizes them to represent and to vote all shares of common stock of IXYS Corporation (the “Company”) held of record by the undersigned on March 1, 2005 at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on March 31, 2005 at 3540 Bassett Street, Santa Clara, California 95054 and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Dear Stockholder:

     Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your prompt consideration of these matters.

     Sincerely,

     IXYS Corporation

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

					FOR	AGAINST	ABSTAIN
1.	To elect directors to hold office until the next Annual Meeting of Stockholders.		2.	To approve the Appointment of BDO Seidman, LLP as Independent Auditors of the Company for its Fiscal Year Ending March 31, 2005.	☐	☐	☐
	FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed
	☐	☐	Management Recommends a Vote for Proposal Number 2.

Nominees:
01	Donald Feucht	03	S. Joon Lee	05	Samuel Kory
02	Kenneth D. Wong	04	Nathan Zommer
To withhold authority to vote for any individual nominee, write such nominee(s) name(s) below.

Management Recommends a Vote for the Nominees for Director Listed Above.

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians, attorneys-in-fact or other fiduciaries should give full title as such. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature	Date	Signature	Date

▲ FOLD AND DETACH HERE ▲